UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

BIOSTEM, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49933	95-4886472
(State or other jurisdiction	(Commission	(IRS Employer
or incorporation)	File Number)	Identification No.)

200 HANNOVER PARK ROAD, SUITE 120, ATLANTA, GA 30350
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (770) 650-1733

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 31, 2007, Cryobanks International, Inc., a Delaware corporation (“Cyrobanks”), which had previously entered into an Agreement and Plan of Merger with BioStem, Inc. (the “Merger,” and the “Company,” “we,” and “us”), entered into a Letter of Intent with Samarium Technology Group, Ltd. (the “Letter of Intent” and “Samarium”), which Letter of Intent was agreed to and accepted by Samarium on February 13, 2007, but which acceptance was not communicated to Cryobanks until February 28, 2007. The Merger, which is contingent upon Cryobanks raising at least $10,000,000 pursuant to a private placement was originally scheduled to terminate if the Merger had not been consummated by March 1, 2006 but through various amendments has been extended to March 31, 2007.

Pursuant to the Letter of Intent, subject to completion of due diligence within thirty days, Samarium agreed to purchase $9,000,000 Class A Secured Convertible Debentures of Cryobanks, which are to bear interest at the rate of 10% per annum, are convertible into 7.5% of Cryobank’s outstanding common stock on a fully diluted basis, and are due and payable on December 31, 2008 (the “Debentures”). The Debentures automatically convert into registered shares of the Company’s common stock upon the completion of the Merger and the subsequent effectiveness of a registration statement on Form S-4 registering the shares which the Debentures are convertible into (the “Effectiveness Date”).

Pursuant to the Letter of Intent, Cryobanks is to receive $2,000,000 of the proceeds from the Debentures upon the execution of final documents regarding the transactions contemplated by the Letter of Intent (the “Closing”), with the remaining $7,000,000 payable on the Effectiveness Date.

The Letter of Intent calls for the Form S-4 registration statement to be filed by the Company within 60 days of the Closing and to obtain effectiveness of such Form S-4 registration statement within 150 days of the Closing. If the Form S-4 registration statement is not declared effective by the 150th day following the Closing, the Debentures shall bear interest at the rate of 15% per annum until paid in full, and Cryobanks shall commence monthly interest only payments starting the first day of the month following the expiration of such 150 day period.

The Letter of Intent also calls for Samarium to be able to elect two members to the Company’s Board of Directors, following the increase in the Company’s Board of Directors from three members to five members.

Samarium will also receive warrants in connection with the Closing, including a five year Class A Warrant to purchase up to 3.5% of Cryobanks’ outstanding common stock on a fully diluted basis (which includes the shares issuable in connection with the conversion of the Debentures), with an exercise price equal to the conversion price of the Debentures; and a five year Class B Warrant to purchase up to 3.75% of Cryobanks’ outstanding common stock on a fully diluted basis (which includes the shares issuable in connection with the conversion of the Debentures), with an exercise price equal to $0.001 per share.

The Letter of Intent additionally includes a closing fee equal to 13% of the proceeds received by Cryobanks, and a separate warrant to purchase 1.125% of Cryobank’s outstanding common stock on a fully diluted basis (which includes the shares issuable in connection with the conversion of the Debentures), on the same terms as the Samarium warrants to a consultant, as well as a $35,000 structuring fee payable to Samarium.

Finally, the Letter of Intent requires that all the current shareholders of Cryobanks agree to lockup the shares which they currently hold for one year from the effective date of the Merger, which lockup shall terminate as to 25% of the shares locked up by each shareholder on the 90th, 180th, 270th and 365th day following the Merger.

The Closing is anticipated to occur on or before April 15, 2007, of which there can be no assurance, subject to completion of due diligence by Samarium in its sole discretion. The description of the contents of the Letter of Intent described herein is qualified in its entirety by the actual Letter of Intent attached as Exhibit 10.1. The provisions of the final Closing documents to be executed by Cryobanks and Samarium may or may not contain the terms and provisions described above and in the Letter of Intent; however such final Closing documents will be filed with and explained in greater detail in a subsequent Form 8-K filing with the Commission.

AMENDMENT TO SENIOR DEBENTURE

In March 2007, with an effective date of December 31, 2006, the Company, ABS Holding Company, Inc., BH Holding Company, Inc., our wholly owned subsidiaries, Marc Ebersole, our Chief Executive Officer and Hyde Investments, Ltd. (“Hyde”), entered into an “Amendment Dated as of 12/31/06 to Senior Secured Convertible Debenture” (the “Second Extension”), to amend the terms of our Senior Secured Convertible Debenture originally entered into with Hyde on October 15, 2004 (“Senior Debenture”). The Senior Debenture had a balance of $542,500 as of December 31, 2006, which pursuant to the then terms of the Senior Debenture was due and payable on December 31, 2006. Pursuant to the Second Extension the due date of the Senior Debenture was extended to December 31, 2007.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit No.	Description

10.1*	Letter of Intent

10.2*	Amendment to Senior Debenture

* Filed as an Exhibit to this Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSTEM, INC.

By: /s/ Marc Ebersole
Marc Ebersole
Chief Executive Officer

Dated: March 14, 2007